               FIDELITY
               SYSTEMATIC INVESTMENT PLANS:
                    DESTINY PLANS I
                    DESTINY PLANS II

               ---------------------------------------------------------------
               DEALER AGREEMENT

DEALER AGREEMENT
-------------------------------------------------------------------------------

Gentlemen:     As sponsor and principal underwriter, we invite you to join a
               Selling Group to distribute

                    Fidelity Systematic Investment Plans, a plan consisting of two series, Destiny Plans I and Destiny Plans II (collectively referred to as the "Plan" or "Plans"), for the Accumulation of Shares of Fidelity Destiny Portfolios, a series fund consisting of Destiny I and Destiny II (collectively referred to as the "Fund") upon the following terms and conditions.

               1. The Dealer Agreement previously in effect is hereby terminated, effective at the opening of business this date, and our relations thereafter will be governed by the terms of this Agreement.

               2. All applications for the Plans shall be made on application forms supplied by us, and all initial payments collected shall be remitted in full without deduction of any discounts representing your profit on the sale of Plans, as principal (hereinafter called "commissions"), together with such application forms, signed by each applicant (as "Planholder") to our principal office. Checks or money orders for initial payments shall be drawn to the order of State Street Bank & Trust Company, Custodian. A separate check or money order shall accompany the application form submitted for each Plan. After the initial payment has been made and the Plan has been issued, the Planholder may send all future payments made, payable to State Street Bank & Trust Company, Custodian, to Boston Financial Data Services, Inc., P.O. Box 1271, Boston, Massachusetts 02104.

               3. Planholders of Destiny Plans I purchase shares of Destiny I and Planholders of Destiny Plans II purchase shares of Destiny II.

               4. We reserve the right in our sole discretion to reject any Plan application and to return any payment made in connection therewith. We also reserve the right in our sole discretion to give any accepted applicant the privilege of canceling his Plan in accordance with any rights described in the prospectus effective at the time of purchase of the Plan. We further reserve the right to refund all or part of any payment or payments made by any Planholder in the event that we, in our sole discretion, believe that the solicitation and/or sale associated therewith was effected in violation of any applicable State or Federal law or rule or regulation of the National Association of Securities Dealers, Inc. In the event of any such refund or refunds you shall not be entitled to any commissions thereon, and, if such commissions have been paid, you shall promptly refund same to us or we may at our option charge the same against future commissions. To this end you hereby grant us a lien on any such commissions.

               5. On all approved sales of Plans made by you, as evidenced by the issuance of a Plan Certificate and its acceptance by the applicant, we shall pay you commissions in accordance with the terms of this Agreement and the "Dealer Commission and Service Fee Schedule" which is attached hereto and made a part of this Agreement. As nearly as practicable, Destiny Plans I and Destiny Plans II commissions on first-year payments (1 through 13 on Plans of $150 per month or less and 1 through 12 on Plans over $150 per month) will be paid monthly as the Creation and Sales Charges applicable thereto are received by us from the Custodian. As nearly as practicable, servicing fees for Destiny Plans II will be paid monthly as they are received by us from the Custodian. On Destiny Plans I servicing fees payable from the 14th through the final monthly payment
                    (13th through final payments on plans of more than $150 per month) of a Plan will be accrued as payments are received and paid to you annually, i.e.
                    when the 24th, 36th or 48th, etc. payment is made.
                    Such servicing fees on Destiny Plans I and Destiny
                    Plans II are not to be construed as earned commissions, but are designed solely as continuing compensation for servicing the Planholder's account during the life of this Agreement. After the expiration of 18 months from the date on which a Plan has been issued, if any payment on a Plan is due, and no payment has been made by the Planholder for 6 months, the Plan account shall revert back to us for collection, and in such event no further commissions or servicing fees with respect to such account shall be due or payable to you. Your rights to commissions on Plans sold during the term of this Agreement shall survive termination of this Agreement only as outlined in Paragraph 13 hereof.

               6. For all plans written after the effective date of this agreement dealer commission and service fees which are outlined in Schedule A will be paid according to the tier to which the dealer firm qualifies. Such qualification is determined by the face amount written by that dealer in the previous calendar year. Qualification for the various tiers can be expected to be amended from time to time.

               7. In the event a Planholder exercises his right under Section 27 of the Investment Company Act of 1940, as amended, to surrender his certificate within the first eighteen months following its issuance, and to receive the value of his account plus an amount equal to that part of the excess paid with respect to that Plan for Creation and Sales charges which exceeds fifteen per cent of the gross payments made, you shall promptly refund to us a portion of the commission previously paid to you with respect to such Plan which bears the same relationship to the total amount of such commission as the amount refunded to the Planholder bears to the total Creation and Sales Charge paid by him with respect to such Plan, or we may, at our option, charge such amount against future commissions receivable by you. To this end you hereby grant us a lien on any such commissions. In order to insure us that you will have sufficient assets to make such repayment, we shall initially establish on our books an account in your name to which shall be credited ten percent of the commissions due and payable to you and shall retain such portion of those commissions as a reserve from which any claims for refund with respect to Plans sold by you can be paid in the event you shall fail to honor any request of ours for such repayment. We shall have the right in our sole discretion to reduce or waive such reserve requirements on the basis of your refund experience, level of business or any other circumstances which we may deem relevant.

               8. You will accept Plan applications only from persons who to the best of your knowledge and belief, can and will complete all payments specified in the applications. If any Planholder becomes delinquent in his payments, it shall be your responsibility to contact the Planholder for the purpose of reinstating the payment schedule.

               9. Plans shall be offered and sold in such denominations and units calling for such periodic payments as we shall from time to time determine and set forth in the Plans Prospectus. We reserve the right in our sole discretion, with 30-day written notice, to suspend, restrict, alter, or modify in any way the sale of any of the Plans or to withdraw the offering of the Plans entirely.

               10. No person is authorized or permitted to give any information or make any representations concerning the Plans other than those which are contained in the current Plans Prospectus and in such other printed information as may be subsequently issued by us as information supplemental to such Plans Prospectus or approved by us in writing for use in connection therewith. You will not use the words "Fidelity Destiny Portfolios," "Destiny I or Destiny II" or "Fidelity Distributors Corporation" whether in writing, by radio or television or any other advertising media without our prior written approval.

               11. Additional copies of the current Plans Prospectus, any printed information issued as supplemental to such Plans Prospectus, and the Plans application forms will be supplied by us in reasonable quantities upon request.

               12. You represent that you are and will remain a member in good standing of the National Association of Securities Dealers, Inc. and agree to abide by all of its rules and regulations, including its Rules of Fair Practice. You further agree to comply with all applicable State and Federal laws and rules and regulations of regulatory agencies having jurisdiction. Reference is hereby specifically made to Section 26, Article III, of the Rules of Fair Practice of the National Association of Securities Dealers, Inc. which is incorporated herein as if set forth in full. Any breach of said Section 26 will immediately and automatically terminate this Agreement.

               13. Your commissions shall vest, subject to the limitation in the event of non-payment by a Planholder set forth in the next-to-last sentence of Paragraph 5 and Paragraph 8 hereof, as follows:

                    a. Commissions on first-year payments (1 through 13 of Plans of $150.00 per month or less and 1 through 12 on Plans over $150.00 per month) and servicing fees on Plan payments in subsequent years will be paid to you so long as this Agreement remains in force and effect and you continue membership in the National Association of Securities Dealers, Inc. If you should voluntarily terminate your membership in the National Association of Securities Dealers, Inc. we reserve the right to assign Plan accounts as to which you are the Dealer of record and the right to receive servicing fees with respect to such Plan accounts to one of our active dealers. Nevertheless, we, in our sole discretion, may pay servicing fees on Plan payments made with respect to such Plan accounts subsequent to such voluntary termination to you, your widow, direct beneficiaries or assignees.

                    b. Notwithstanding sub-paragraph (a.) above, in the event your membership in the National Association of Securities Dealers, Inc. is discontinued or suspended because of disciplinary proceedings by the National Association of Securities Dealers, Inc., the Securities and Exchange Commission, or other regulatory bodies, no commissions or servicing fees will be paid on any Investor's payments received during the period of a suspension or after the effective date of an expulsion or revocation of a membership; provided, however, that in the event your National Association of Securities Dealers, Inc. membership is thereafter reinstated in good standing, or if such disciplinary action by another regulatory body is thereafter terminated by same, payment of such commissions to you shall then resume, if such payment is allowable under law, rules or regulations.

               14. In all sales of the Plans to the public you shall act as a dealer for your own account and in no transaction shall you have any authority to act or hold yourself out as agent for us, the Fund, or any other member of the Selling Group, and nothing in this Agreement, including the use of the word "commissions," shall constitute you a partner, employee, or agent of ours or give you any authority to act for us. Neither we nor the Fund shall be liable for any of your acts or obligations as a Dealer under this Agreement.

               15. Each party hereto has the right to cancel or amend this Agreement at any time upon written or telegraphic notice to the other.

               16. You will comply with all applicable State and Federal laws and with the rules and regulations of authorized regulatory agencies thereunder. You will not offer Plans for sale unless such Plans are duly registered under the applicable State and Federal statutes and the rules and regulations thereunder.

               17. All communications to us shall be sent to the address below or to such other address as we may authorize in writing. All communications and/or notices to you shall be duly given, mailed or telegraphed to you, at the address specified by you below, or at such other address as you may authorize in writing.

               18. Failure of either party to terminate this Agreement upon the occurrence of any event set forth in this Agreement as a cause for termination shall not constitute a waiver of the right to terminate this Agreement at a later time on account of such occurrence.

               19. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and no modification hereof shall be valid unless in writing.

               20. We reserve the right to amend this Agreement upon 30-days notice.

               21. This Agreement or any monies due or to become due hereunder shall not be assignable by you without prior written approval by us. Any request for an assignment shall be on a form approved by us, which may be obtained from Boston Financial Data Services, Inc., P.O. Box 1271, Boston, Massachusetts 02104.

               22. This Agreement supersedes and cancels all previous agreements between us whether oral or written.

                              VERY TRULY YOURS,
                              Fidelity Distributors Corporation
                              (General Distribution Agent for
                              Fidelity Systematic Investment Plans)
                              82 Devonshire Street
                              Boston, Massachusetts 02109


               By___________________________________________

               The undersigned hereby accepts your invitation to become a member of the Selling Group referred to herein and agrees to abide by all the foregoing terms and conditions.

               Dated As Of ________ ,19

               Firm _____________________________________________

               By _______________________________________________
                            (Authorized Signature)

               Address __________________________________________

               __________________________________________________

               3/86

SCHEDULE A
DEALER COMMISSION AND SERVICE FEE SCHEDULE
--------------------------------------------------------------------------------




                                                       PERCENTAGE OF SALES & CREATION
                                                           CHARGES PAID TO DEALER
                                                       ------------------------------
                 PRODUCTION                              FIRST TWELVE   TRAIL YEAR
                   LEVEL         1985 FACE AMOUNT          PAYMENTS*    COMMISSIONS
                 -------------------------------------------------------------------
                     I             0      - $  2,000,000      80%           41.7%
                     II     $  2,000,001  - $ 30,000,000      85%           50%
                     III    $ 30,000,001  - $182,000,000      89.4%         60%
                     IV     $182,000,001+                     92.4%         92.4%

                    * May be paid 13 times because a double initial payment
                      is required on all Plans of $150 per month or less.

                         FIDELITY
                         SYSTEMATIC INVESTMENT PLANS:
                              DESTINY PLANS I
                              DESTINY PLANS II
                         ------------------------------------------------------
                         DEALER AGREEMENT APPLICATION

FIRM IDENTIFICATION:     Name of Firm:

                         Address: Street __________________________________

                         City_______________________State_________Zip______

                         Telephone_____________


BACKGROUND:              Date Organized or Founded ________________________
                         Total No. of Employees ___________________________
                         Names of Principal Officers:

                              President ______________________________________

                              Vice President(s) ______________________________

                                                ______________________________

                              Mutual Fund Manager_____________________________


ORGANIZATION:            Number of Branch Offices ____________________________
                         States in which firm registered _____________________

                         Existing Sales Representatives ______________________ Potential Representatives to be
                         NASD Registered _____________________________________


                         Has your firm previously sold:
                              Mutual Funds        Yes ______ No _______
                              Contractual Plans   Yes _____ No  _______

MARKETING:               1.   What is the estimated population of your Trade
                              Area?

                              Under 50,0000___50-100,000____100-250,000___
                              250-500,000___Over 500,000____

                         2. What was your firm's average Mutual Fund sales ticket in the past year?

                              Under $5,000_____$5-10,000_____$10-25,000 _______
                              Over $25,000______

                         3.   Sales include: Voluntary ___________
                              Systematic (Contractual)_______ Both _________

                         4. Does your firm sponsor or hold meetings for the public concerning Mutual Funds?

                                                            Yes _____ No_____

                         5. What do you consider the most important source of your current Mutual Fund sales?

                              Advertisements _________ Direct Mail _________ Seminars _________ Other _________
                              Telephone Calls __________ Word of Mouth ________ Existing Clients __________
                         ------------------------------------------------------


                         _________________________     SIGNED__________________
                         DATE                          TITLE __________________

                [Letterhead of United Services Planning Association, Inc.]


                                                               February 21, 1986



Mr. William T. Ryan
Director of Broker/Dealer Sales
Fidelity Distributors
82 Devonshire Street
Boston MA 02109

Dear Bill:

Enclosed is a Dealer Agreement which has been corrected in accordance with our telephone conversation today. Based on those corrections and the specifics of how certain passages of the agreement will be interpreted as specified below, you will find that this agreement has been signed by our Chief Executive Officer. We are in hopes that the agreement will be countersigned immediately and a copy returned to us by overnight express mail so that we will be in a position to inform our representatives that they may sell Fidelity Destiny II.

With regard to paragraph 2 of the enclosed Dealer Agreement, it is our understanding that even though the agreement says a separate check or money order shall accompany each application, you are prepared to continue to accept applications which are associated with accounts which will be initiated by U.S. military allotment. This represents no change from our current practice.

The second provision of paragraph 7 sets up a reserving requirement against which Fidelity can collect claims for refund due to cancellation of individual plans. It is our understanding that you do not intend to apply this reserve provision to business with our firm.

All other indications to the contrary, it is our understanding that you will continue to pay first-year commissions and trail-year commissions at the rate of
92.4 percent on all business which we have placed on the books under existing Dealer Agreements prior to the execution of this new agreement. The first sentence of paragraph 6 in the new agreement

Mr. William T. Ryan                     -2-                February 21, 1986


specifies that this agreement applies to all plans written after the effective date. We clearly understand that it is your intention to continue the higher level of commissions for all plans sold under the previous existing Dealer's Agreement.

If you will acknowledge that these interpretations are correct by signing below, then return a copy of this letter along with an executed copy of the Dealer Agreement, we will be prepared to initiate sales in Destiny I and II under this agreement. We understand that you will be having a Dealer's Agreement typeset which will reflect this exact same wording. We expect to execute one of the typeset agreements when they are ready, but would prefer not to wait to begin selling the plans.

                                      Sincerely,



                                      /s/ LAMAR C. SMITH

                                      LAMAR C. SMITH


LCS/eml

Enclosure:     Dealer Agreement


                                   This letter accurately states our
                                   arrangements.


                                   /s/ William T. Ryan
                                   -------------------------------------
                                   William T. Ryan,
                                   Fidelity


                                   /s/ Christopher W. Tomecek
                                   -------------------------------------
                                   Christopher W. Tomecek
                                   Vice President

AMENDMENT TO PARAGRAPH #3 OF THIS LETTER

Paragraph 5 of the agreement indicates that a plan which is 18 months past issue and which has received no payment for six months will revert back to Fidelity Distributors Corporation. We understand that your present intention is not to enforce the provision for USPA accounts under this new Dealer Agreement, although you may in the future.

20.  We reserve the right to amend this Agreement upon 30-days notice.

21. This Agreement or any monies due or to become due hereunder shall not be assignable by you without prior written approval by us. Any request for an assignment shall be on a form approved by us, which may be obtained from Boston Financial Data Services, Inc., P.O. Box 1271, Boston, Massachusetts 02104.

22. This Agreement supersedes and cancels all previous agreements between us whether oral or written.

                         VERY TRULY YOURS,
                         Fidelity Distributors Corporation
                         (General Distribution Agent for
                         Fidelity Systematic Investment Plans)
                         82 Devonshire Street
                         Boston, Massachusetts 02109




By
   -------------------------------------------------------------------

The undersigned hereby accepts your invitation to become a member of the Selling Group referred to herein and agrees to abide by all the foregoing terms and conditions, as modified by the letter agreement dated February 21, 1986, copy attached. Dated As Of May 12, 1986


Firm  UNITED SERVICES PLANNING ASSOCIATION, INC.
      ----------------------------------------------------------------

By   /s/ George C. Talley, Jr.
   -------------------------------------------------------------------
     George C. Talley, Jr.    (Authorized Signature) Chairman/CEO

Address   4100 South Hulen
        --------------------------------------------------------------
          Fort Worth TX 76109
----------------------------------------------------------------------

3/86